B | RILEY
Securities

11100 Santa Monica Blvd., Suite 800
Los Angeles, CA 90025
Tel: (310) 966-1444
www.brileyfin.com

December 12, 2024

CONFIDENTIAL

Babcock & Wilcox Enterprises, Inc.
1200 East Market Street, Suite 650
Akron, Ohio 44305
Attention: Kenny Young, CEO

Re: Engagement of B. Riley

Dear Mr. Young:

This will confirm the understanding and agreement (the "Agreement") between **B. Riley Securities, Inc.** ("B. Riley") and **Babcock & Wilcox Enterprises, Inc.** (the "Company"), as follows:

1. The Company hereby engages B. Riley to provide financial advisory services to the Company relating to a Debt Financing, as hereinafter defined. B. Riley accepts the engagement and, in that connection, agrees to provide the following services to the extent requested by the Company and appropriate:

   a) review and analyze, from a financial perspective, the general business, operations, financial condition and prospects of the Company;

   b) assist the Company as needed in the preparation of the Company's financial model;

   c) assist the Company in its preparation of a Confidential Descriptive Memorandum (the "Memorandum") describing the Company and/or the Debt Financing, including but not limited to, an overview of the Company and its activities, key strengths and the investment highlights that existing or potential debtholders should consider when evaluating a Debt Financing;

   d) develop and review with the Company a schedule of the existing or potential debtholders to whom the Memorandum will be provided;

   e) assist the Company, as requested, with other schedules, analyses and communications relating to the Debt Financing;

   f) participate, under the Company's direction and guidance, in negotiations regarding the Debt Financing with existing or potential debtholders; and

   g) B. Riley acknowledges that the Company has also retained Evercore Group L.L.C. ("Evercore") as a financial advisor in connection with a Debt Financing and hereby agrees to coordinate and reasonable cooperate with Evercore in connection with providing services hereunder. B. Riley shall not be responsible for the actions or inactions of Evercore in connection with the services contemplated hereunder and shall have no liability to the Company with respect thereto. It is understood and acknowledged that neither B. Riley nor Evercore is, nor will either of them be deemed for any purpose to be, acting as an agent, joint venturer or partner of the other.

2. In connection with B. Riley's engagement, the Company will furnish B. Riley with any information concerning the Company, which B. Riley reasonably deems appropriate, and will provide B. Riley with access to the Company's officers, directors, accountants, counsel and other advisors. The Company agrees and acknowledges that B. Riley may provide certain of its services hereunder through one or more of its affiliates or agents. The Company represents and warrants to B. Riley that all such information concerning the

Company, and the information contained in the Memorandum, will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company acknowledges and agrees that B. Riley will be using and relying upon such information supplied by the Company and its officers, agents and others and any other available information concerning the Company without any independent investigation or verification thereof or independent appraisal by B. Riley of the Company or its business or assets. B. Riley does not assume responsibility for the accuracy, completeness or reasonableness of any such information. B. Riley shall have the benefit of, and shall be an intended third party beneficiary of, the representations and warranties provided by the Company to a Purchaser(s) in a securities purchase agreement or other definitive agreement entered into in connection with Debt Financing.

3. As compensation for the financial advisory services to be rendered by B. Riley hereunder, the Company shall pay B. Riley in cash (all quoted in U.S. Dollars):

   a) A cash fee equal to 1.75% of Financing Value (as defined below) (the "Success Fee") due and payable immediately upon the closing of each Debt Financing (regardless of whether the party to such Debt Financing was identified by B. Riley or whether B. Riley closes such Debt Financing).

   b) If a Debt Financing is signed or closes any time during the period of 9 months following the effective date of termination the Term (as defined below) (the "Tail Period") and such Debt Financing is subsequently consummated, then the Company shall pay to B. Riley the Success Fee at the closing of the Debt Financing in an amount equal to the Success Fee that would otherwise have been paid to B. Riley with respect to such Debt Financing (regardless of whether the party to such Debt Financing was identified by B. Riley or whether B. Riley closes such Debt Financing).

   c) The Company shall reimburse B. Riley for its out-of-pocket and incidental expenses incurred during the Term, including without limitation fees of outside legal counsel, regardless of whether a Debt Financing is consummated. All fees and retainers due or payable are not refundable. The provisions of this Section shall not in any way limit the Company's obligations pursuant to Section 6 or Schedule 1 hereto.

   d) The Company grants B. Riley the right, effective upon the consummation of the first Debt Financing ("ROFR Effective Date"), to act as the Company's sole sales agent in connection with each at-the-market offering of the Company's securities entered into or contemplated beginning on the ROFR Effective Date and for 12 months thereafter (each, an "Other Transaction"). In the event B. Riley chooses to exercise the right set forth in this Section 3(d), B. Riley's compensation in connection with each such Other Transaction shall be on no less favorable terms than those contained the at-the-market offering programs entered into by the Company and B. Riley in 2021.

4. The following definitions shall apply:

   "Debt Financing" shall mean a transaction involving the issuance (including, for the avoidance of doubt, a refinancing, exchange, and/or amendment to the terms and/or extension of maturity, of existing indebtedness, with one or more new or existing debtholders regardless of whether additional capital is raised pursuant to such refinancing, exchange or amendment to the terms and/or extension of maturity) by the Company of any debt, including without limitation, senior debt, unitranche debt or junior or mezzanine debt, whether or not equity or equity-linked securities are issued in connection therewith.

   "Financing Value" shall mean the gross amount of committed capital in connection with a Debt Financing, which shall, for the avoidance of doubt, in addition to new debt capital committed, include all amounts of existing debt refinanced, exchanged or with respect to which the terms are amended and/or maturity extended.

5. B. Riley is acting as an independent contractor under this Agreement, and not in any other capacity including, without limitation, as a fiduciary, and any duties arising out of its engagement shall be owed solely to the Company. Except as set forth in Schedule 1, nothing in this Agreement is intended to confer on any other person (including, without limitation, stockholders, employees or creditors of the Company) any rights or remedies hereunder or by reason hereof.

6. The Company agrees to the indemnification and other agreements set forth on Schedule 1 hereto, which is hereby incorporated by reference.

7. In order to coordinate B. Riley's efforts on behalf of the Company during the Term (as defined below) the Company will promptly inform B. Riley of any discussions it has or of any inquiry it may receive concerning a potential Debt Financing.

8. During the Term and the Tail Period, neither the Company nor any of its affiliates shall circumvent B. Riley to avoid paying the Success Fee due hereunder.

9. The term of B. Riley's engagement hereunder (the "Term") shall commence on the date of execution of this Agreement and shall continue until either party terminates the Term at any time solely upon 10 days written notice to the other party. This Agreement and Schedule 1 shall survive any termination of the Term. With respect to the expenses payable by the Company pursuant to Section 3, upon termination of the Term, B. Riley shall be entitled to collect all such actual expenses accrued through the date of termination in accordance with the terms of Section 3.

10. The Company acknowledges that B. Riley is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, corporate finance, investment management and brokerage activities. In the ordinary course of these activities, B. Riley and its affiliates may actively trade in the debt and equity securities (or related derivative securities) of other companies which may be the subject of the engagement contemplated by this Agreement for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities, subject to any restrictions under applicable securities laws when B. Riley or any of its affiliates are in possession of material nonpublic information involving the Company. B. Riley and its affiliates may have and may continue to have investment banking, broker-dealer and other relationships with parties outside of this engagement pursuant to which B. Riley may acquire information of interest to the Company. B. Riley shall have no obligation to disclose such information to the Company or to use such information in connection with its efforts hereunder.

11. Subject to the prior review and consent of the Company, which shall not be unreasonably withheld, the Company agrees that B. Riley will have the right to use the Company's name, trademark and logo for the purposes of announcements, press releases and advertisements related to the completion of the transactions contemplated herein.

12. The Company represents and warrants to B. Riley that (other than with respect to fees payable to Evercore pursuant to a separate engagement letter) there are no brokers, representatives or other persons which have an interest in compensation due to B. Riley from any transaction contemplated herein or that any other agreements of like nature are in force or conflict with this Agreement. Each party to this Agreement acknowledges that no representations, inducements, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that this Agreement (including the schedules and attachments hereto) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, that provision will be deemed modified or, if necessary, rescinded in order to be valid and enforceable. All other provisions of this Agreement will continue and remain in full force and effect.

13. The benefits of this Agreement shall, together with Schedule 1 hereto, inure to the benefit of respective successors and assigns of the parties hereto and of the Indemnified Parties (as defined in Schedule 1) hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns; provided that neither party may assign or delegate any of its rights or obligations hereunder without the other party's prior written consent and any such purported assignment or delegation without the other party's prior written consent shall be void.

14. The Company represents to B. Riley that it has not taken, and agrees that it will not take, any action, directly or indirectly, so as to cause the Debt Financing to fail to be entitled to any applicable exemption from registration afforded by the Securities Act of 1933, as amended (the "Act") and the rules and regulations promulgated thereunder. In effecting the Debt Financing, the Company agrees to comply in all material respects with applicable provisions of the Act, the rules and regulations promulgated thereunder and any applicable state laws and requirements, as well as any federal, state or foreign judicial decisions or opinions related thereto.

15. IN NO EVENT SHALL B. RILEY, OR ANY OTHER AGENT, AFFILIATE, OR CONTRACTOR OF B. RILEY, BE LIABLE TO THE COMPANY FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (I.E., LOST PROFITS) ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, WHETHER OR NOT SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE COMPANY FURTHER AGREES THAT THE LIABILITY LIMIT OF B. RILEY AND ITS AFFILIATES, AGENTS, OR CONTRACTORS SHALL IN NO EVENT BE GREATER THAN THE AGGREGATE DOLLAR AMOUNT WHICH THE COMPANY PAID DURING THE TERM, INCLUDING ANY REASONABLE ATTORNEYS' FEES AND COURT COSTS, EXCEPT TO THE EXTENT THAT ANY LOSS, CLAIM, DAMAGE OR LIABILITY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM B. RILEY'S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE..

16. This Agreement, all aspects of the relationship created by this engagement and any other agreements relating to the engagement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein and, in connection therewith, the parties hereto consent to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County or the United States District Court for the Southern District of New York sitting in New York County and agrees to venue in such courts. Notwithstanding the foregoing, solely for purposes of enforcing the Company's obligations under Schedule 1 hereto, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim relating to or arising out of this engagement is brought by or against any Indemnified Person. B. RILEY AND THE COMPANY EACH HEREBY AGREES TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING OUT OF OR RELATING TO THIS ENGAGEMENT.

17. All notices, demand or other communications given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, upon oral or written acknowledgment of receipt thereof when transmitted by facsimile transmission, on the business day after being sent by nationally recognized overnight courier service, or on the third calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses herein above first mentioned or to such other addresses as any party hereto shall designate to the other for such purpose. For the avoidance of doubt, e-mail shall not be an accepted means of providing any notice to the other party required hereunder.

18. B. Riley is not, in any manner, providing legal services or legal advice to the Company. Furthermore, the Company agrees and acknowledges that B. Riley is not an advisor as to tax, accounting or regulatory matters in any jurisdiction.

19. The Company represents that it is a sophisticated business enterprise that has retained B. Riley for the limited purposes set forth in this Agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims any intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement.

20. The prevailing party in any dispute relating to or arising from this Agreement shall have the right to collect from the other party its reasonable costs and attorneys' fees.

21. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall be considered a single instrument. Facsimile and .pdf signatures to this Agreement shall be acceptable and binding.

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B. Riley is delighted to accept this engagement and looks forward to working with you. Please confirm that the foregoing correctly sets forth our agreement by signing this letter in the space provided, whereupon this letter shall be a binding agreement as of the date first above written.

B. RILEY SECURITIES, INC.

By: ______________________
Name: Joe Nardini
Title: SMD – Head of Investment Banking

AGREED:

BABCOCK & WILCOX ENTERPRISES, INC.

By: ______________________
Name: Rodney E. Carlson
Title: Vice President and Corporate Treasurer

Schedule 1

The Company agrees to indemnify and hold harmless B. Riley and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, members, managers, employees, agents and controlling persons (B. Riley and each such person being an "Indemnified Party") from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by B. Riley of the services contemplated by or the engagement of B. Riley pursuant to, this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from B. Riley's willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of B. Riley pursuant to, or the performance by B. Riley of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from B. Riley's willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party's own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys (in addition to local counsel) representing Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party's right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

If the indemnification provided for in this Agreement is for any reason held unenforceable by or unavailable to an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable or unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and B. Riley, on the other hand, of any Debt Financing as contemplated whether or not such Debt Financing is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable or unavailable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and B. Riley, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and B. Riley of any Debt Financing as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with such Debt Financing bear to the fees paid or to be paid to B. Riley under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that B. Riley shall not be required to contribute any amount in excess of the amount by which fees paid B. Riley hereunder (excluding reimbursable expenses),

exceeds the amount of any damages which B. Riley has otherwise been required to pay, except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from B. Riley's willful misconduct or gross negligence.

The Company will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification or contribution could be sought under the provisions of this Agreement, whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding, without B. Riley's prior written consent, which consent shall not be unreasonably withheld in the case of any claim, action or proceeding involving only the payment of money damages), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnified Party from all liability in any way related to or arising out of such claim, action or proceeding and (ii) does not impose any actual or potential liability upon any Indemnified Party and does not contain any factual or legal admission by or with respect to any Indemnified Party or any adverse statement with respect to the character, professionalism, due care, loyalty, expertise or reputation of any Indemnified Party or any action or inaction by any Indemnified Party. The Company's recourse with respect to any liability or obligation of B. Riley hereunder shall be limited to the assets of B. Riley, and the Company shall have no recourse against, and expressly waives its right to bring any claim against, any other Indemnified Party or any of their assets.

In the event that an Indemnified Party is requested, authorized by the Company, or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse B. Riley on a monthly basis for all expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

If multiple claims are brought, at least one for which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

Prior to entering into any agreement or arrangement with respect to, or effecting, any merger, statutory exchange or other business combination or proposed sale or exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth herein, the Company will promptly notify B. Riley in writing thereof and, if requested by B. Riley, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein on terms and conditions satisfactory to B. Riley.

The foregoing provisions of this Schedule 1 are in addition to rights B. Riley may have at common law or otherwise, shall inure to the benefit of the Indemnified Parties and their respective successors and assigns and shall be binding on any successor or assign of the Company and successors or assigns to the Company's business or assets. The provisions of this Schedule 1 shall apply to any amendments, modifications or future additions to the engagement described in this Agreement and related activities prior to the date of this Agreement and shall remain in full force and effect notwithstanding any termination or expiration of this Agreement.